Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-227909), Form S-3 (File Nos. 333-275638, 333-278362 and 333-279692) and Form S-8 (File Nos. 333-136728, 333-127717, 333-218853, 333-236024, 333-262413, 333-273796, 333-278412, 333-281529 and 333-286159) of Perspective Therapeutics, Inc. of our report dated March 16, 2026 on the consolidated financial statements of Perspective Therapeutics, Inc. and Subsidiaries as of and for the years ended December 31, 2025 and 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 16, 2026